Exhibit 23.4

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 17, 2014, on our audit of the combined statements of revenues and certain expenses for the year ended December 31, 2013 of Estancia Dallas, LLC, Sandstone Overland Park, LLC, Stoneridge Nashville, LLC, and Vineyards Houston, LLC, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated September 17, 2014, and to the reference to us under the heading “Experts” in such Registration Statement.
/s/ CohnReznick LLP

Bethesda, Maryland
November 9, 2016